SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                            ----------------------
                        TUMBLEWEED COMMUNICATIONS CORP.
            (Exact Name of Registrant as Specified in Its Charter)
                            ----------------------

           Delaware                                             94-3336053
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)

                               700 Saginaw Drive
                        Redwood City, California 94063
  (Address, Including Zip Code, of Registrant's Principal Executive Offices)

                            ----------------------
       Tumbleweed Communications Corp. 1999 Omnibus Stock Incentive Plan
                        Valicert, Inc. 1998 Stock Plan
                           (Full Title of the Plan)
                            ----------------------

                               Bernard J. Cassidy
              Senior Vice President, General Counsel and Secretary
                        Tumbleweed Communications Corp.
                               700 Saginaw Drive
                         Redwood City, California 94063
                                 (650) 216-2000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

                            ----------------------

                                   Copies to:
                                Gregory C. Smith
                    Skadden, Arps, Slate, Meagher & Flom LLP
                             525 University Avenue
                          Palo Alto, California 94301
                                 (650) 470-4500
                            ----------------------


                        CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                        Proposed Maximum   Proposed Maximum     Amount Of
       Title of Securities            Amount To Be       Offering Price       Aggregate       Registration
        To Be Registered             Registered (1)       Per Share (2)     Offering Price         Fee
-------------------------------------------------------------------------------------------------------------
Tumbleweed Communication
Corp. 1999 Omnibus Stock
Incentive Plan, Common
Stock, par value $0.001 per        4,000,000 (3)              $2.73          $10,920,000     $1,168.44
share
=============================================================================================================
-------------------------------------------------------------------------------------------------------------
Valicert, Inc. 1998 Stock
Plan, Common Stock, par            2,827,824 (4)              $2.73         $7,719,959.52     $826.04
value $0.001 per share
=============================================================================================================
-------------------------------------------------------------------------------------------------------------
Total                                6,827,824                              $18,639,959.52   $1,994.48
=============================================================================================================

(1) This Registration Statement shall cover any additional shares of Common Stock which may become issuable under the Tumbleweed Communication Corp. 1999 Omnibus Stock Incentive Plan (the "1999 Plan") and Valicert, Inc. 1998 Stock Plan (the "1998 Plan") being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of Registrant's common stock as reported on the NASDAQ Global Market on October 19, 2006.

(3) Represents (i) 2,000,000 shares automatically reserved on January 1, 2005 under the terms of the 1999 Plan and (ii) 2,000,000 shares automatically reserved on January 1, 2006 under the terms of the 1999 Plan, for issuance upon exercise of options granted thereunder. Shares issuable upon exercise of the options granted under the 1999 Plan were initially registered on a registration statement on Form S-8 filed with the Securities Exchange Commission on August 6, 1999 (Registration No. 333-84683).

(4) Represents (i) 1,413,912 shares automatically reserved on January 1, 2005 under the terms of the 1998 Plan and (ii) 1,413,912 shares automatically reserved on January 1, 2006 under the terms of the 1998 Plan, for issuance upon exercise of options granted thereunder. Shares issuable upon exercise of the options granted under the 1998 Plan were initially registered on a registration statement on Form S-8 filed with the Securities Exchange Commission on April 23, 2004 (Registration No. 333-114780).

     This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended (the "Securities Act").

                               EXPLANATORY NOTE

     Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, the Registration Statement on Form S-8 (No. 333-114780) relating to the 1998 Plan and 1999 Plan is incorporated by reference into this Registration Statement.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference

     Tumbleweed Communications Corp. (the "Company or the "Registrant") hereby incorporates by reference into this Registration Statement the following documents:

          (a)  Registrant's Form S-8 filed April 23, 2004 (file number
               333-114780).

          (b) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed March 16, 2006.

          (c) Registrant's Current Reports on Form 8-K (only to the extent filed) on January 10, 2006; January 17, 2006; January 27, 2006; February 21, 2006; April 5, 2006; May 3, 2006; July 6, 2006;
               July 31, 2006; September 6, 2006, and October 3, 2006.

          (d)  Registrant's Definitive Proxy Statement filed on April 28,
               2006.

          (e) Registrant's Quarterly Reports on Form 10-Q filed May 10, 2006 and August 8, 2006.

          (f) The description of the Registrant's Common Stock contained in Amendment No. 1 to the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on August 2, 1999, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

Item 4.        Description of Securities

     Not applicable.

Item 5.        Interests of Named Experts and Counsel

     Not applicable.

Item 6.        Indemnification of Directors and Officers

     As permitted by Section 102 of the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to the Company or its stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the Delaware General Corporation Law, which provides that a director may be held liable for willfully or negligently approving of an unlawful payment of dividends or an unlawful stock purchase or redemption; or

     o for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law, provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company. Consistent with Section 145, the Company's Amended and Restated Bylaws further provide that:

     o the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law;

     o the Company must indemnify its other employees and agents to the same extent that it indemnifies its officers and directors, unless otherwise determined by the Company's board of directors; and

     o the Company must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

     Indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors, officers and controlling persons under the foregoing provisions, or otherwise. We have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

     The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Amended and Restated Bylaws. These agreements, among other things, will provide for indemnification of the Company's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7.        Exemption From Registration Claimed

     Not applicable.

Item 8.        Exhibits

Exhibit No.    Description of Exhibit
-----------    ----------------------

4.1  (1)       Specimen Stock Certificate

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered

10.1           Valicert, Inc. 1998 Stock Plan

10.2           1999 Omnibus Stock Incentive Plan, as amended

23.1           Consent of Independent Registered Public Accounting Firm

23.2           Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
               Exhibit 5.1)

24.1           Power of attorney (included on signature page)

(1) Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1/A (File No. 333-79687), filed June 28, 1999.

Item 9.        Undertakings

     Not applicable.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on this 25th day of October, 2006.

                           TUMBLEWEED COMMUNICATIONS CORP.


                           By: /s/ James P. Scullion
                               ---------------------
                               James P. Scullion
                               Chairman of the Board of Directors
                               and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard J. Cassidy and James P. Scullion, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                        Title                            Date

/s/ James P. Scullion          Chairman of the Board           October 25, 2006
---------------------          and Chief Executive Officer
James P. Scullion


/s/ Taher Elgamal              Director                        October 25, 2006
-----------------
Taher Elgamal


/s/ Christopher H. Greendale   Director                        October 25, 2006
----------------------------
Christopher H. Greendale


/s/ James A. Heisch            Director                        October 25, 2006
-------------------
James A. Heisch


/s/ Kenneth R. Klein           Director                        October 25, 2006
--------------------
Kenneth R. Klein


/s/ Standish H. O'Grady        Director                        October 25, 2006
-----------------------
Standish H. O'Grady


/s/ Deborah D. Rieman          Director                        October 25, 2006
---------------------
Deborah D. Rieman


/s/ Jeffrey C. Smith           Director                        October 25, 2006
--------------------
Jeffrey C. Smith